Exhibit 99.1
FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. DELIVERS SECOND CONSECUTIVE QUARTER OF
COMPARABLE SALES AND PROFIT GROWTH
For Fiscal 2020 Third Quarter (September-October-November)

Executing on Strategy; Delivering Consistent Sales and EBITDA Growth
•2nd consecutive quarter of comparable sales growth, fueled by digital sales growth
•+5% comparable sales growth on core Bed Bath & Beyond banner1; +2% comparable sales growth on total enterprise
•+94% digital comparable sales growth on core Bed Bath & Beyond banner; +77% digital comparable sales growth on total enterprise
•+11% comparable sales growth in Top 5 destination categories combined (as referred below), representing 2/3 of core Bed Bath & Beyond banner sales; Market share gains in destination Bed category, with improving trends in Bath and Kitchen categories
•+2.2 million approximate new online customers gained by core Bed Bath & Beyond banner during the fiscal 2020 third quarter; +7 million approximate new online customers year-to-date
•+340bps expansion in Gross Margin; +310bps expansion in Adjusted Gross Margin2
•Net Loss per Diluted Share of $(0.61); Excluding special items, adjusted Net Earnings per Diluted Share of $0.08
•+168% increase in Adjusted EBITDA2; 4.6% Adjusted EBITDA Margin2
•Demand was strong during the November/December holiday period; In December 2020, the first month of the fiscal fourth quarter, monthly sales show positive total enterprise comparable sales growth, including continued strength across key destination categories6

Strengthening Balance Sheet through Positive Cash Flow & Significant Gross Debt Reduction
•$244 million of positive cash flow generation3
•$0.5 billion of Gross Debt Reduction4
•$1.5 billion of Cash & Investments and $2.2 billion of Total Liquidity5

Unlocking Shareholder Value Creation; Enhancing Outlook for FY 2021 EBITDA; Reiterating a Larger & Accelerated Share Repurchase Program (ASR)
•Fiscal 2021 Adjusted EBITDA2 outlook enhanced to a range of between $500 million to $525 million from $500 million+
•Total share repurchase program increases to up to $825 million from up to $675 million; $375 million in total ASR expected to be completed by end of the fourth quarter of fiscal 2020, on or before Feb. 27, 2021

Portfolio Transformation of Non-Core Banners Complete
•+$600 million from the monetization of 5 non-core banners during the current fiscal year
•4 core banners in focused portfolio: Bed Bath & Beyond, buybuy BABY, Harmon Face Values and Decorist

UNION, New Jersey, January 7, 2021 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the third quarter of fiscal 2020 ended November 28, 2020.

	Reported (GAAP)			Adjusted[2] (Including Non-GAAP)
(in millions, except per share data, gross debt reduction, & total liquidity)	Three months ended			Three months ended
	November 30, 2019	November 28, 2020	Diff	November 30, 2019	November 28, 2020	Diff
Total enterprise comp sales growth						2%
Core BBB banner[1] comp sales growth						5%
Net Sales	$2,759	$2,618	-5%	$2,759	$2,618	-5%

Gross Margin[2]	33.1%	36.5%	+340bps	32.3%	35.4%	+310bps
SG&A	$932	$891	($41)	$932	$891	($41)

Adjusted EBITDA[2]				$45	$121	168%
EPS - Diluted[1]	($0.31)	($0.61)	($0.30)	($0.38)	$0.08	$0.46

Cash flow generation[3]					$244
Gross Debt reduction[4]					$0.5 billion
Total Liquidity[5]					$2.2 billion

(1)Bed Bath & Beyond is among the Company’s four core banners which also include buybuy BABY, Harmon Face Values and Decorist.
(2)Adjusted items refer to comparable sales as well as to financial measures that are derived from measures calculated in accordance with GAAP, but which have been adjusted to exclude certain items. All these latter financial measures are non-GAAP financial measures.
(3)Cash flow generation includes cash flow from operations ($44mn) and cash flow from investing driven by proceeds from non-core banners and real estate monetization, net of capital expenditures ($200mn).
(4)Gross Debt includes bonds, revolver/ABL credit facility borrowings and operating and finance lease liabilities.
(5)Total Liquidity includes cash & investments and availability from asset-backed lending credit facility.
(6)Based on preliminary unaudited results.
________________________________________________________________________________
Mark Tritton, Bed Bath & Beyond’s President and CEO said, “The consistent execution of our growth strategy is unlocking improved financial performance and we delivered a second consecutive quarter of comparable sales and profit growth. Additionally, we drove strong cash flow generation and balance sheet improvements in the third quarter and have re-initiated capital return to shareholders.”
Tritton added, “We knew this holiday season would be like no other and we took several steps in advance to help our customers shop safely and with ease, including over 100 meaningful improvements to our digital-first, omni-always customer experience and enhancements to our contactless new Store and Curbside Pickup and Same Day Delivery service offerings. We are delighted by the strong customer response to these efforts. We are seeing a deepening level of recognition and engagement from our customers, including the more than 2 million new online customers in the third quarter. We are also seeing favorable market share trends in several of our key destination categories, including positive share gains over the past two months within the Bed category.
“I am proud of what our teams have achieved, and I thank them for their continued dedication and commitment to the long-term success of our Company. Our results this quarter set a firm base from which we will continue to drive our bold transformation and seek to deliver on our three-year strategic and financial plans shared in October at our 2020 Investor Day.”

Fiscal 2020 Third Quarter Highlights (September-October-November)
•Comparable sales increased for the second consecutive quarter, led by 5% growth in the core Bed Bath & Beyond banner. Total enterprise comparable sales increased 2%. Comparable sales benefited from significantly strong growth in digital channels, including approximately 94% growth in the Bed Bath & Beyond banner and total enterprise growth of approximately 77%. Bed Bath & Beyond banner sales were driven by key destination categories including Home Organization, Kitchen Food Prep, Bedding, Bath, and Indoor Décor. These top 5 categories had strong comp sales growth of 11% (combined) and represented two-thirds of total Bed Bath & Beyond banner sales in the third quarter. The Company has been prioritizing merchandising and marketing investments in these key categories to strengthen its authority in the Home space. The Bed Bath & Beyond banner has achieved market share gains in the destination Bed category, with improving trends in Bath and Kitchen categories. (Source: NPD Data October/November 2020)
•Net sales were $2.6 billion, a decrease of 5% compared to the prior year period, primarily due to the significant portfolio transformation, including the planned divestitures of non-core banners and store closing activity as part of the Company’s network optimization initiative. Total enterprise reported store net sales declined 17% and reported digital net sales increased 75%. Total enterprise comparable store sales declined 15% and comparable digital sales increased 77%.
•Gross margin increased 340 basis points to 36.5% compared to the prior year period. Excluding special items from both periods, adjusted gross margin increased 310 basis points to 35.4% and was driven primarily by optimization of promotion and markdowns; favorable product mix; and leverage of distribution and fulfillment costs; partially offset by higher digital channel mix, including higher net-direct-to-customer shipping expense.
•SG&A expenses decreased $41 million compared to the prior year period, driven primarily by lower payroll and related expenses and lower advertising expenses.
•Net loss per diluted share of $(0.61) includes approximately $86 million from unfavorable impacts from special items including the net loss on the sale of businesses, charges recorded in connection with the restructuring and transformation initiatives, and non-cash impairment charges related to assets held for sale, tradename and certain long-lived assets, partially offset by a benefit from the reduction of non-recurring inventory reserves.
•Excluding special items, the Company’s adjusted net earnings per diluted share was $0.08 for the fiscal 2020 third quarter.
•Positive cash flow generation3 of $244 million driven by proceeds from non-core banners and real estate monetization, as well as operational earnings improvements.
•Gross debt4 reduction of approximately $0.5 billion compared to the second quarter of fiscal 2020 driven by lower lease liabilities associated with portfolio optimization.
•Total Liquidity5 of approximately $2.2 billion, even after financing the $225 million ASR program in October 2020.

Outlook

Fiscal 2020 Fourth Quarter
Given the significant COVID-related headwinds including heavy store traffic declines, major shipping constraints and higher freight costs, the Company is not providing specific sales and earnings guidance for the fiscal 2020 fourth quarter. The Company is assuming that its stores will remain open and not be required to close due to government restrictions.

Directionally, the Company expects to continue driving significant sales growth from its digital channels, while sales from stores are anticipated to be unfavorably impacted by declines in store traffic trends. On a comparable sales basis, total enterprise comparable sales in the fiscal 2020 fourth quarter are expected to be approximately in line with the prior year period, with expectations for consistent strength in digital and growth in destination categories to be tempered by COVID-related headwinds impacting stores. Additionally, based on preliminary unaudited results, in December, the first month of the fourth quarter, the Company expects total enterprise comparable sales growth to be positive, including continued strength across key destination categories. Net sales in the fiscal 2020 fourth quarter are estimated to be lower by a double-digit percentage range, as a direct result of adjustments from transforming the Company’s overall portfolio, including non-core banner divestitures and store closing activity related to its network optimization initiative.
The Company expects adjusted EBITDA Margin to be higher on a year-over-year basis in the fiscal 2020 fourth quarter. Additionally, Gross Margin and adjusted EBITDA are expected to be approximately in line with the prior year period, as the Company plans to offset significantly higher freight costs through optimization of promotion and markdowns, favorable product mix, and leverage of distribution and fulfillment costs.
Fiscal 2021
During the Company’s Investor Day meeting on October 28, 2020, it outlined its long-term financial goals to strengthen and accelerate growth and drive and unlock sustainable total shareholder return. With its core portfolio banner work now complete (the final transaction is set to close in the fiscal 2020 fourth quarter), fiscal 2021 EBITDA is being enhanced to a range of $500 to $525 million. Healthy revenue growth trends continue in the Company’s digital business and in its top destination categories. Further, the Company remains focused on the key drivers of gross margin expansion and on optimizing costs. With this, it feels confident in continuing to deal with the COVID-related headwinds resulting from lower store traffic and increases in shipping costs. The Company is assuming that its stores will remain open and not be required to close due to government restrictions.
Additional details on the Company’s fiscal 2021 outlook will be provided during its third quarter conference call with analysts and investors as well in its investor presentation available on the investor relations section of the Company’s website.
Fiscal 2020 Third Quarter Conference Call and Investor Presentation
Bed Bath & Beyond Inc.’s fiscal 2020 third quarter conference call with analysts and investors will be held today at 8:00am EDT and may be accessed by dialing 1-888-424-8151, or if international, 1-847-585-4422, using conference ID number 8516932#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call for a period of at least one year.
The Company has also made available an Investor Presentation on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/events-and-presentations.
About the Company
Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.
The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com. As of November 28, 2020, the Company had a total of 1,391 stores, including 951 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 258 stores under the names of World Market, Cost Plus World Market or Cost Plus, 129 buybuy BABY stores, and 53 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2020 third quarter, the Company opened 1 buybuy BABY store and closed 4 Bed Bath & Beyond stores and 1 Cost Plus World Market store. The joint venture to which the Company is a partner operates 10 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted gross margin, adjusted net earnings per diluted share, and cash flow generation, which is intended to provide visibility into the Company’s core operations by excluding the effects of the loss on sale of businesses, charges recorded in connection with the restructuring and transformation initiatives, and non-cash impairment charges related to assets held for sale, tradename and certain store-level assets. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives, the status of its future liquidity and financial condition, and its outlook for the Company’s fiscal 2020 fourth quarter and for its 2021 fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program and store network optimization strategies; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:
INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com
MEDIA CONTACT: Dominic Pendry, (908) 855-4202 or dominic.pendry@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	November 28, 2020	November 30, 2019

Net sales	$2,618,472	$2,759,322

Cost of sales	1,661,905	1,845,485

Gross profit	956,567	913,837

Selling, general and administrative expenses	890,740	931,814

Impairments, including on assets held for sale	57,997	11,781

Restructuring and transformation initiative expenses	16,770	—

Loss on sale of businesses	113,909	—

Operating loss	(122,849)	(29,758)

Interest expense, net	17,805	17,179

Loss before benefit for income taxes	(140,654)	(46,937)

Benefit for income taxes	(65,213)	(8,385)

Net loss	$(75,441)	$(38,552)

Net loss per share - Basic	$(0.61)	$(0.31)
Net loss per share - Diluted	$(0.61)	$(0.31)

Weighted average shares outstanding - Basic	122,885	123,099
Weighted average shares outstanding - Diluted	122,885	123,099

Dividends declared per share	$—	$0.17

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s third quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2020 third quarter. In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2019 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended November 28, 2020
			Excluding
	Reported		Loss on sale of businesses	Impairment on assets held for sale	Restructuring and transformation expenses	Impairment charges	Benefit from reduction of incremental markdown reserves	Total income tax impact	Total impact	Adjusted

Gross profit	$956,567		$—	$—	$13,929	$—	$(44,319)	$—	$(30,390)	$926,177
Gross margin	36.5%		—%	—%	0.6%	—%	(1.7)%	—%	(1.2)%	35.4%

Restructuring and transformation initiative expenses	16,770		—	—	(16,770)	—	—	—	(16,770)	—

(Loss) earnings before provision for income taxes	(140,654)		113,909	53,976	30,699	4,021	(44,319)	—	158,286	17,632
Tax (benefit) provision	(65,213)		—	—	—	—	—	72,415	72,415	7,202
Effective tax rate	46.4%							(5.6)%	(5.6)%	40.8%

Net (loss) income	$(75,441)		$113,909	$53,976	$30,699	$4,021	$(44,319)	$(72,415)	$85,871	$10,430

Net earnings (loss) per share - Diluted	$(0.61)									$0.08
Weighted average shares outstanding- Basic	122,885									122,885
Weighted average shares outstanding- Diluted	122,885	(1)								124,642

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

Net (loss) income	$(75,441)		$113,909	$53,976	$30,699	$4,021	$(44,319)	$(72,415)	$85,871	$10,430
Depreciation and amortization	93,706		—	—	(8,000)	—	—	—	(8,000)	85,706
Interest expense	17,805		—	—	—	—	—	—	—	17,805
Tax (benefit) provision	(65,213)		—	—	—	—	—	72,415	72,415	7,202
EBITDA	$(29,143)		$113,909	$53,976	$22,699	$4,021	$(44,319)	$—	$150,286	$121,143
EBITDA as % of net sales										4.6%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended November 30, 2019
			Excluding
	Reported		Loss on sale of businesses	Impairment on assets held for sale	Restructuring and transformation expenses	Impairment charges	Benefit from reduction of incremental markdown reserves	Total income tax impact	Total impact	Adjusted

Gross profit	$913,837		$—	$—	$—	$—	$(23,915)	$—	$(23,915)	$889,922
Gross margin	33.1%		—%	—%	—%	—%	(0.8)%	—%	(0.9)%	32.3%

(Loss) earnings before provision for income taxes	(46,937)		—	—	—	11,781	(23,915)	—	(12,134)	(59,071)

Tax benefit	(8,385)		—	—	—	—	—	(3,786)	(3,786)	(12,171)
Effective tax rate	17.9%							2.7%	2.7%	20.6%

Net (loss) income	$(38,552)		$—	$—	$—	$11,781	$(23,915)	$3,786	$(8,348)	$(46,900)

Net earnings (loss) per share - Diluted	$(0.31)									$(0.38)
Weighted average shares outstanding- Basic	123,099									123,099
Weighted average shares outstanding- Diluted	123,099	(1)								123,099

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

Net (loss) income	$(38,552)		$—	$—	$—	$11,781	$(23,915)	$3,786	$(8,348)	$(46,900)
Depreciation and amortization	87,149		—	—	—	—	—	—	—	87,149
Interest expense	17,179		—	—	—	—	—	—	—	17,179
Tax benefit	(8,385)		—	—	—	—	—	—	(3,786)	(12,171)
EBITDA	$57,391		$—	$—	$—	$11,781	$(23,915)	$3,786	$(12,134)	$45,257
EBITDA as % of net sales										1.6%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	November 28, 2020	August 29, 2020	February 29, 2020
Assets
Current assets:
Cash and cash equivalents	$1,462,612	1,441,845	1,000,340
Short term investment securities	—	—	385,642
Merchandise inventories	1,780,891	2,052,041	2,093,869
Prepaid expenses and other current assets	196,487	249,672	248,342
Assets held-for-sale	524,551	—	98,092
Total current assets	3,964,541	3,743,558	3,826,285
Long term investment securities	19,847	19,893	20,380
Property and equipment, net	905,251	1,295,967	1,430,604
Operating lease assets	1,615,969	1,913,719	2,006,966
Other assets	486,002	465,963	506,280
Total assets	$6,991,610	$7,439,100	$7,790,515

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$865,418	$1,028,730	944,194
Accrued expenses and other current liabilities	698,827	686,004	675,776
Merchandise credit and gift card liabilities	304,530	322,859	340,407
Current operating lease liabilities	390,875	464,946	463,005
Liabilities related to assets held-for-sale	448,805	—	43,144
Total current liabilities	2,708,455	2,502,539	2,466,526
Other liabilities	123,067	206,221	204,926
Operating lease liabilities	1,531,830	1,799,504	1,818,783
Income taxes payable	38,034	43,660	46,945
Long term debt	1,190,265	1,190,168	1,488,400
Total liabilities	5,591,651	5,742,092	6,025,580

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 343,484, 343,676 and 343,683, respectively; outstanding 121,215, 126,008 and 126,528 shares, respectively	3,434	3,436	3,436
Additional paid-in capital	2,058,358	2,183,564	2,167,337
Retained earnings	10,215,743	10,290,896	10,374,826
Treasury stock, at cost; 222,269, 217,668 and 217,155 shares, respectively	(10,812,841)	(10,718,789)	(10,715,755)
Accumulated other comprehensive loss	(64,735)	(62,099)	(64,909)

Total shareholders' equity	1,399,959	1,697,008	1,764,935

Total liabilities and shareholders' equity	$6,991,610	$7,439,100	$7,790,515

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	November 28, 2020	November 30, 2019
Cash Flows from Operating Activities:
Net loss	(75,441)	(38,552)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	93,706	87,149
Impairments, including on assets held for sale	57,997	11,781
Stock-based compensation	7,184	4,702
Deferred income taxes	(66,086)	1,575
Loss on sale of businesses	113,909	—
Other	226	(536)
(Increase) decrease in assets:
Merchandise inventories	(137,257)	(208,097)
Other current assets	(2,293)	(59,230)
Other assets	46	(2,767)
Increase (decrease) in liabilities:
Accounts payable	(15,657)	133,738
Accrued expenses and other current liabilities	72,146	73,289
Merchandise credit and gift card liabilities	(6,323)	(3,646)
Income taxes payable	(5,563)	184
Operating lease assets and liabilities, net	1,757	(2,849)
Other liabilities	5,193	4,483
Net cash provided by operating activities	43,544	1,224

Cash Flows from Investing Activities:
Net proceeds from sale of businesses	237,927	—
Capital expenditures	(37,995)	(63,142)
Net cash provided by (used in) investing activities	199,932	(63,142)

Cash Flows from Financing Activities:
Payment of dividends	(93)	(20,967)
Repurchase of common stock, including fees	(94,052)	(1,165)
Prepayment under share repurchase agreement	(132,615)	—
Net cash used in financing activities	(226,760)	(22,132)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,404	280

Net increase (decrease) in cash, cash equivalents and restricted cash	$18,120	$(83,770)

Cash, cash equivalents and restricted cash:
Beginning of period	$1,476,087	$1,007,157
End of period	$1,494,207	$923,387